Exhibit 99.1

Bioenvision Announces Registered Direct Offering of $30 Million in Common Stock

New York, NY (April 2, 2007) – Bioenvision, Inc. (Nasdaq: BIVN) today announced that it had priced its registered direct offering of 8 million shares of common stock at a price to the public of $3.75 per share. The shares are being offered under Bioenvision’s effective shelf registration statement previously filed with the Securities and Exchange Commission. Proceeds to Bioenvision from this registered direct offering, net of offering expenses and placement agency fees, total approximately $27.6 million.

J.P. Morgan Securities Inc. acted as the exclusive placement agent in this offering. The closing of the transaction is expected to occur on or about April 5, 2007, subject to the satisfaction of customary closing conditions. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bioenvision

Bioenvision's primary focus is the acquisition, development and marketing of compounds and technologies for the treatment of cancer. Bioenvision has a broad pipeline of products for the treatment of cancer, including: Evoltra®, Modrenal® (for which Bioenvision has obtained regulatory approval for marketing in the United Kingdom for the treatment of post-menopausal breast cancer following relapse to initial hormone therapy), and other products. Bioenvision is also developing Suvus®, which is currently in clinical development for refractory chronic hepatitis C infection. For more information on Bioenvision please visit our Web site at www.bioenvision.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision's compounds under development in particular; the potential failure of Bioenvision's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision's compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision's business, structure or projections; the development of competing products; uncertainties related to Bioenvision's dependence on third parties and partners; and those risks described in Bioenvision's filings with the SEC. Bioenvision disclaims any obligation to update these forward-looking statements.

Contact:

James S. Scibetta

Chief Financial Officer

jscibetta@bioenvision.com

(212) 750-6700